                              PROFIT SHARING PLAN

                                       OF

                       DELAWARE GROUP DELAWARE FUND, INC.




                        SECOND AMENDMENT AND RESTATEMENT
                            EFFECTIVE APRIL 1, 1989

                              PROFIT SHARING PLAN
                                       OF
                       DELAWARE GROUP DELAWARE FUND, INC.

                        SECOND AMENDMENT AND RESTATEMENT
                            EFFECTIVE APRIL 1, 1989

                               TABLE OF CONTENTS
                               -----------------
                                                                  PAGE
                                                                  ----
ARTICLE I
         PURPOSE CLAUSE  . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II
         DEFINITIONS . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE III
         ELIGIBILITY OF EMPLOYEES
         TO PARTICIPATE IN THE PLAN  . . . . . . . . . . . . . .   6

ARTICLE IV
         CONTRIBUTIONS TO PLAN . . . . . . . . . . . . . . . . .   7

ARTICLE V
         ALLOCATION OF CONTRIBUTIONS . . . . . . . . . . . . . .  12

ARTICLE VI
         RETIREMENT BENEFITS . . . . . . . . . . . . . . . . . .  14

ARTICLE VII
         DISABILITY BENEFITS . . . . . . . . . . . . . . . . . .  14

ARTICLE VIII
         DEATH BENEFITS  . . . . . . . . . . . . . . . . . . . .  14

ARTICLE IX
         OTHER SEPARATION FROM SERVICE . . . . . . . . . . . . .  16

ARTICLE X
         METHOD OF PAYMENT . . . . . . . . . . . . . . . . . . .  18

ARTICLE XI
         ADMINISTRATION OF PLAN  . . . . . . . . . . . . . . . .  26

ARTICLE XII
         AMENDMENT, CONSOLIDATION, MERGER
         OR TERMINATION  . . . . . . . . . . . . . . . . . . . .  29


                                      (i)

ARTICLE XIII
         MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XIV
         LOANS . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XV
         LIMITATIONS ON ALLOCATIONS  . . . . . . . . . . . . . .  32

ARTICLE XVI
         TOP HEAVY DEFINITIONS AND RULES . . . . . . . . . . . .  36


























                                      (ii)

                              PROFIT SHARING PLAN
                                       OF
                       DELAWARE GROUP DELAWARE FUND, INC.
                        SECOND AMENDMENT AND RESTATEMENT
                            EFFECTIVE APRIL 1, 1989


                                   ARTICLE I

                                 PURPOSE CLAUSE
                                 --------------
     This Profit Sharing Plan and the Trust Agreement forming a part hereof are established for the benefit of the employees of Delaware Group Delaware Fund, Inc. and the other investment companies of the Delaware Group of Funds to promote in them a strong interest in the successful operation of the business and to provide for them an opportunity for accumulation of funds for their retirement benefit.

                                   ARTICLE II

                                  DEFINITIONS
                                  -----------
     When used herein, the following words shall have the following meanings unless the context clearly indicates otherwise:

     2.1 "Administrative Committee" or "Committee" shall mean the Administrative Committee with authority and responsibility to manage and direct the operation and administration of this Plan. "Administrative Committee" shall be deemed to also mean "Administrator" and "Plan Administrator" as defined in ERISA.

     2.2 "Anniversary Date" shall mean the first day of each Plan Year.

     2.3 "Beneficiary" shall mean the person or persons designated by a Participant to receive benefits upon the death of said Participant pursuant to
Article VIII.

     2.4 "Board of Directors" shall mean the Board of Directors of the Employer.

     2.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     2.6 "Effective Date" of the Plan shall mean October 1, 1983. The Effective Date of this amended and restated Plan shall mean April 1, 1989, except where indicated otherwise.

     2.7 "Eligibility Computation Period" shall mean the period of twelve (12)

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consecutive months beginning on the date an Employee first performs an Hour of
Service upon hire or rehire after a One Year Break in Service, and any Plan Year following such date of hire or date of rehire following a One Year Break in Service.

     2.8 "Eligibility Year of Service" shall mean the Eligibility Computation Period during which the Employee performs one thousand (1,000) or more Hours of Service. Eligibility Years of Service shall include an Employee's prior service with Delaware Management Company, Inc. or any Entity required to be aggregated with Delaware Management Company, Inc. under Sections 414(b) or(c) of the Code.

     2.9 "Employee" shall mean any person employed by the Employer or by any affiliated Entity which adopts this Plan; provided, however, no person covered by a collective bargaining agreement under which the Employer has participated in good faith bargaining concerning retirement benefits shall be considered an Employee for the purposes of this Plan. Any Leased Employee shall not be considered an Employee for purposes of the Plan.

     2.10 "Employer" shall mean Delaware Group Delaware Fund, Inc. and any other affiliated investment company which adopts this Plan. Effective October 1, 1987, and solely for purposes of determining periods of service for eligibility for participation and vesting, the term "Employer" shall include any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Employer; and any other Entity required to be aggregated with the Employer pursuant to regulations under Section 414(o) of the Code.

     2.11 "Employer Contribution Account" shall mean a Participant's account derived from Employer contributions and the earnings thereon.

     2.12 "Entity" shall mean an individual, partnership, corporation or unincorporated organization.

     2.13 "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and the Regulations promulgated thereunder by either the Department of Labor or Treasury.

     2.14 "Hour of Service" shall mean:

     (a) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours will be credited to the Employee for the computation period in which the duties are performed; and

     (b) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military service or leave of absence. No more than 501 Hours of Service will be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period); and

     (c) Each hour for which back pay, regardless of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service will not be credited both under paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). These hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

     (d) Hours of Service will be calculated on the basis described in Department of Labor Regulations Section 2530.200b-2(b) and (c).

     (e) Solely for purposes of determining whether a Break in Service has occurred, for participation and vesting purposes, an individual who is absent from work for maternity or paternity reasons will receive credit for the Hours of Service which would otherwise have been credited to such individual. In the event these hours cannot be determined, eight (8) Hours of Service per day will be used. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the individual, (ii) by reason of the birth of a child of the individual, (iii) by reason of the placement of a child with the individual in connection with the adoption of the child by such individual, or (iv) for purposes of caring for the child for a period beginning immediately following such birth or placement. However, in no event will the hours treated as Hours of Service under this paragraph (e), by reason of any pregnancy or placement, exceed 501 hours. The Hours of Service credited under this paragraph will be credited (i) in the Plan Year in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (ii) in all other cases, in the following Plan Year.

     (f) Effective for Plan Years beginning on or after April 1, 1994, an Employee shall be credited with 45 Hours of Service for each week for which he would be required to be credited with at least one Hour of Service under paragraphs (a)-(e) above.

     2.15 "Leased Employee" shall mean any person described in Section 414(n) of the Code who is not an employee of the Employer who, pursuant to an agreement between the Employer and any other person, has performed service for the Employer (or for any related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year and such services are of a type historically performed by employees in the Employer's business field.

     2.16 "Named Fiduciary" shall be the Administrative Committee and the Trustee or Trustees serving from time to time and any other person who is specifically so designated by the Board of Directors.

     2.17 "Normal Retirement Date" shall mean the date on which a Participant shall reach age 65.

     2.18 "One Year Break in Service" or "Break in Service" shall mean a Plan Year during which an Employee has or was separated from employment with Employer and has completed 500 or less Hours of Service.

     2.19 "Participant" shall mean any Employee who meets the eligibility requirements under Article III or any Employee who is or may become eligible to receive a benefit under the Plan or whose Beneficiaries may be eligible to receive any such benefit.

     2.20 "Participant Contribution Account" shall mean a Participant's account derived from his voluntary contributions and the earnings thereon.

     2.21 "Plan" shall mean the Employer's Profit Sharing Plan set forth in this document and all subsequent amendments thereto.

     2.22 "Plan Compensation" shall mean as of each Anniversary Date, the basic compensation received by an Employee from the Employer during the preceding Plan Year, including salary, draw, overtime and bonuses, but excluding contributions to this or any other deferred compensation plan. Plan Compensation includes salary reduction contributions paid by the Employer on the Employee's behalf to a cafeteria plan, within the meaning of Section 125 of the Code, maintained by the Employer. Effective for Plan Years beginning on or after April 1, 1994, Plan Compensation shall mean the sum of (a) the total earnings which are received by the Employee from the Employer for the preceding Plan Year and which are required to be reported as wages on the Employee's Form W-2 (in the wages, tips and other compensation box) and (b) the total amount contributed by the

Employer on behalf of the Employee pursuant to a salary reduction agreement which is not includable in the gross income of the Employee under Sections 125 or 402 (e)(3) of the Code, but excluding all of the following items (even if includable in gross income): reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits.

     For Plan Years beginning on or after April 1, 1989, the Plan Compensation of each Participant taken into account under the Plan shall not exceed $200,000, as adjusted by the Secretary of the Treasury. In determining the Plan Compensation of a Participant for purposes of the limitations set forth in the preceding sentence, the rules of Section 414(q)(6) of the Code shall apply, except in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules, the adjusted $200,000 limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's Plan Compensation as determined under this Section 2.22 prior to the application of this limitation. Effective for Plan Years beginning on or after January 1, 1994, the Plan Compensation of a Participant shall not exceed $150,000, as adjusted at the time and manner prescribed by Section 401
(a)(17)(B) of the Code.

     2.23 "Plan Year" shall mean a twelve-month period beginning on April 1st and ending on March 31st. For the Plan Years beginning before April 1, 1989 and after December 31, 1986, the term Plan Year means a twelve month period beginning October 1st and ending September 30th, except that the Plan Year beginning October 1, 1988 is a short year which ends March 31, 1989.

     2.24 "Total and Permanent Disability" shall mean incapacity, resulting from injury or disease, of a Participant to perform any work for Employer and shall be presumed permanent after the same has continued uninterrupted for six months as certified by a qualified physician selected by the Administrative Committee.

     2.25 "Trustee" or "Trustees" shall mean the trustee or trustees named in the Trust Agreement attached hereto and forming a part hereof, or any successor thereto.

     2.26 "Trust Fund" or "Fund" shall mean all property held pursuant to the Trust Agreement.

     2.27 "Valuation Date" means the last day of each Plan Year and such other quarterly, monthly or daily dates as determined by the Administrative Committee.

     2.28 "Year of Service" shall mean a Plan Year during which an Employee completes at least 1,000 Hours of Service; provided, however, that for the period from October 1, 1988 through March 31, 1990, an Employee shall be given credit for a Year of Service if he completes 1,000 Hours of Service during the period October 1, 1988 to September 30, 1989 and shall be given credit for an additional Year of Service if he completes 1,000 Hours of Service during the period April 1, 1989 to March 31, 1990. For purposes of determining a Participant's nonforfeitable right to his Employer Contribution Account, Years of Service shall include an Employee's prior service with Delaware Management Company, Inc. or any other Entity required to be aggregated with Delaware Management Company, Inc. under Sections 414(b) or (c) of the Code. An Employee shall also receive credit for a Year of Service if he completes 1000 or more Hours of Service during his initial Eligibility Computation Period.

     2.29 Whenever used herein, the masculine provision includes the feminine and the singular includes the plural.


                                  ARTICLE III

                            ELIGIBILITY OF EMPLOYEES
                           TO PARTICIPATE IN THE PLAN
                           --------------------------
     3.1 Each Employee who was a Participant on March 31, 1989 shall continue as a Participant. Each other Employee shall be eligible to participate in this Plan on the first day of the Plan Year within which he completes one Eligibility Year of Service.

     3.2 Any Participant who returns to service after a Break in Service shall be admitted to the Plan as a Participant on his date of re-employment.

     3.3 Within 60 days of each Anniversary Date of this Plan, the Employer shall furnish the Administrator a list showing all eligible Employees, the date of employment, the Years of Service, the Plan Compensation of each eligible Employee and the date of termination of any terminated Employees.

     3.4 Notwithstanding the provisions of Section 3.1 to the contrary, if an Employee is employed by the Employer on March 31, 1989 and has completed by such date 1,000 or more Hours of Service during an Eligibility Computation Period which began on or before October 1, 1988, such Employee shall be eligible to participate in the Plan on October 1, 1988.

                                   ARTICLE IV

                             CONTRIBUTIONS TO PLAN
                             ---------------------
     4.1 Each participating Employer may contribute to the Plan's Trust Fund for each taxable year an amount, if any, determined in accordance with a resolution of the Board of Directors adopted before the date prescribed by law for filing its Federal income tax return for such taxable year (including extensions thereof); provided, however, that no contributions shall be made for any year in excess of the amount deductible for such year under provisions of the Code and regulations thereunder as then in effect. For Plan Years beginning on or after April 1, 1989, the Employer may make contributions regardless of whether or not it has Net Profits and Earnings for its tax year.

     4.2 For Plan Years beginning before April 1, 1989, Net Profits and Earnings in any one year of operations means the net income before provisions for Federal and State income taxes as determined by the certified public accountants employed by the Employer in accordance with generally accepted accounting principles of open-end management investment companies.

     4.3 For each taxable year, the contributions shall accrue on the Anniversary Date thereof, but shall not be considered as accruing during the said taxable year prior to the Anniversary Date thereof.

     4.4 The Trust Fund shall not be diverted to any use other than the exclusive benefit of eligible Employees and their Beneficiaries.

     4.5 Effective August 1, 1991, a Participant may not make voluntary contributions to his Participant Contribution Account. Prior to August 1, 1991, a Participant may make voluntary contributions to his Participant Contribution Account. Such contributions may be made by payroll deductions or in such other manner and subject to such procedures as the Administrator may prescribe. No Participant may contribute more than ten percent of his aggregate Plan Compensation for all Plan Years during which he participated in the Plan.

     4.6 Notwithstanding the provisions of Article IX, a Participant shall have a nonforfeitable interest in all voluntary contributions made by him and in any increase in his account attributable to such contributions.

     4.7 A Participant shall have the right to withdraw the total amount of his voluntary contributions at any time; provided, however, that such withdrawal shall be permissible only with respect to the amount of such Participant's voluntary contributions and not to any increase in his account attributable to such contributions. No Participant shall be permitted to make withdrawals of his voluntary contributions more than four times in any one calendar year. Effective as of the date of adoption of this amended and restated Plan, a Participant shall be permitted to make withdrawals as frequently as monthly of all or a portion of his voluntary contributions, including the earnings thereon.

     4.8 The Fund may accept rollover contributions on behalf of an Employee (including an Employee who has not satisfied the requirements to be eligible to participate) from any other plan maintained for his benefit which satisfies the requirements of a tax-qualified plan, or a rollover individual retirement account; provided, however, that such rollovers are permitted by and effected in accordance with the requirements of the Code. The Administrative Committee may as a condition of acceptance of such rollovers demand such information, opinions and statements as it deems necessary to assure that such rollovers conform to the requirements of the federal tax laws.

     4.9 An Employee for whom a rollover has been made shall be deemed a Participant with respect to the amount contributed and shall have a nonforfeitable interest in such amount and any increases attributable to it. Any such rollovers shall be held in a special account for the Participant segregated from other assets held by the fund. Such contributions will be administered and distributed pursuant to the provisions of this Plan.

     4.10 The following special non-discrimination rules pertaining to voluntary contributions shall be applicable for Plan Years beginning on or after October 1, 1987 and before April 1, 1990.

     (a) For any Plan Year, the Contribution Percentage for all Highly Compensated Employees will not exceed the greater of (i) or (ii) as follows:

     (i) The Contribution Percentage for all Non-Highly Compensated Employees, times 1.25; or

     (ii) The lesser of the Contribution Percentage for all Non-Highly Compensated Employees, times 2.0, provided that the Contribution Percentage for all Highly Compensated Employees may not exceed the Contribution Percentage for all Non-Highly Compensated Employees by more than two (2) percentage points or such lesser amount as the Secretary of Treasury will prescribe to prevent the multiple use of this alternative limitation with respect to any Highly Compensated Employee.

     (b) Distribution of Excess Aggregate Contributions.

     (i) Excess Aggregate Contributions, plus any income and minus any loss allocable thereto, will be distributed no later than the last day of each Plan Year to Participants to whose accounts Excess Aggregate Contributions were allocated for the preceding Plan Year.

     (ii) For the Plan Year beginning on October 1, 1987, the income or loss allocable to Excess Aggregate Contributions shall be determined under any reasonable method, which method shall be applied on a consistent basis for all Participants. For Plan Years beginning after 1987, the income or loss allocable to Excess Aggregate Contributions shall be the sum of (A) and (B) below:

     (A) The income or loss for the Plan Year allocable to the Participant's voluntary contribution Account multiplied by a fraction, the numerator of which is the Participant's Excess Aggregate Contributions for the year, and the denominator of which is the balance of the Participant's voluntary contribution account as of the end of the Plan Year, minus income (or plus losses) allocable to such account.

     (B) The income or loss for the period between the end of the Plan Year and the date of the distribution allocable to the Participant's voluntary contribution account multiplied by the fraction described in (A), above.

     In lieu of using the formula described in (B), the income or loss for the period between the end of the Plan Year and the date of the distribution allocable to Excess Aggregate Contributions for the year may be calculated under the following alternative method, provided such method is applied on a consistent basis for all Participants: ten percent (10%) of the amount determined under (A), above, multiplied by the number of whole calendar months that have elapsed since the end of the Plan Year. For this purpose, if a distribution of Excess Aggregate Contributions is made after the 15th day of a month, that month will be counted as a whole month.

     (c) The following definitions apply for purposes of this Section 4.10.:

     (i) "Contribution Percentage" means, for a group of Participants, the average of the following ratios (calculated separately) for each Participant in the group:

     (A) The sum of voluntary contributions made on behalf of each Participant for the Plan Year; over

     (B) The Participant's Compensation for that Plan Year, whether or not the Participant was a Participant for the entire Plan Year.

     The Contribution Percentage for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have voluntary employee contributions or employer matching contributions allocated to his account under two or more plans described in Section 401(a) of the Code or arrangements described in Section 401(k) of the Code that are maintained by the employer or an entity that is required to be aggregated with the employer pursuant to Sections 414(b), (c), (m), or (o) of the Code will be determined as if all such contributions were made under a single plan. If a Highly Compensated Employee participates in two or more arrangements described in Section 401(k) of the Code that have different plan years, all such arrangements ending with or within the same calendar year shall be treated as a single arrangement.

     For purposes of determining the Contribution Percentage of a Participant who is a five-percent owner or one of the ten most Highly Compensated Employees, the Contribution Percentage and compensation of such Participant will include the Contribution Percentage and Compensation of Family Members, and such Family Members will be disregarded in determining the Contribution Percentage for Participants who are Non-Highly Compensated Employees.

     Voluntary contributions will be considered made for a Plan Year if made by the date specified in the applicable regulations and allocated to a Participant's account for the Plan Year.

     The determination and treatment of the Contribution Percentage of any Participant will satisfy such other requirements as may be prescribed by Secretary of the Treasury.

     In the event that this Plan satisfies the requirements of Sections 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections only if aggregated with this Plan, then this Section 4.10 will be applied by determining the Contribution Percentages of eligible Participants as if all such plans were a single plan. For plan years beginning after December 31, 1989, plans may be aggregated in order to satisfy Section 401(m) of the Code only if they have the same plan year.

     (ii) "Excess Aggregate Contributions" means, with respect to any Plan Year, the excess of:

     (A) The aggregate Contribution Percentage amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of Highly Compensated Employees for such Plan Year; over

     (B) The maximum Contribution Percentage amounts permitted by the Contribution Percentage limits set forth in this Section 4.10 (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages beginning with the highest of such percentages).

     (iii) "Family Member" means an individual described in Section 414(q)(6)(B) of the Code.

     (iv) "Highly Compensated Employee" means a highly compensated active employee or a highly compensated former employee, as described below.

     A highly compensated active employee includes any employee who performs service for the employer during the determination year and who, during the look-back year: (i)received compensation from the employer in excess of $75,000 (as adjusted pursuant to Section 415(d) of the Code); (ii) received compensation from the employer in excess of $50,000 (as adjusted pursuant to Section 415(d) of the Code) and was a member of the top-paid group for such year; or (iii) was an officer of the employer and received compensation during such year that is greater than 50 percent of the dollar limitation in effect under Section 415(b)(1)(A) of the Code. The term Highly Compensated Employee also includes:
(i) employees who are both described in the preceding sentence if the term "determination year" is substituted for the term "look-back year" and the employee is one of the 100 employees who received the most compensation from the Employer during the determination year; and (ii) employees who are five percent owners at any time during the look-back year or determination year.

     If no officer has satisfied the compensation requirement of (iii) above during either a determination year or a look-back year, the highest paid officer for such year shall be treated as a Highly Compensated Employee.

     For this purpose, the determination year shall be the Plan Year. The look-back shall be the twelve (12)-month period immediately preceding the determination year.

     A highly compensated former employee includes any employee who separated from service (or was deemed to have separated) prior to the determination year, performs no service for the employer during the determination year, and was a highly compensated active employee for either the separation year or any determination year ending on or after the employee's fifty-fifth (55th) birthday.

     If an employee is, during a determination year or look-back year, a Family Member of either a five percent owner who is an active or former employee or a Highly Compensated Employee who is one of the ten (10) most Highly Compensated Employees ranked on the basis of compensation paid by the Employer during such year, then the Family Member and the five percent owner or top-ten (10) Highly Compensated Employee shall be aggregated. In such case, the Family Member and five percent owner or top-ten Highly Compensated Employee shall be treated as a single employee receiving compensation and Plan contributions or benefits equal to the sum of such compensation and contributions or benefits of the Family Member and five percent owner or ten (10) most Highly Compensated Employee.

     The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of employees in the top-paid group, the top one hundred (100) employees, a five percent owner, the number of employees treated as officers and the compensation that is considered, will be made in accordance with Section 414(q) of the Code and the regulations thereunder.

     (v) "Compensation" means all of an Employee's compensation, as that term is defined in Article XV, Limitations on Allocations, and shall include elective contributions that are made by the Employer on behalf of the Employee and which are not includable in income under Section 125 of the Code. Compensation shall be subject to the limitation of Section 401(a)(17) of the Code.


                                   ARTICLE V

                          ALLOCATION OF CONTRIBUTIONS
                          ---------------------------
     5.1 A separate and complete accounting shall be maintained for each Participant which shall set forth the amount credited to or forfeited from his Employer Contribution Account and his Participant Contribution Account. Employer contributions and Participant contributions shall be allocated among investment companies managed by Delaware Management Company, Inc. Each Participant shall file a written notice with the Committee thereby making an election as to what proportion of his contributions, including both contributions made by the Employer and voluntary contributions, shall be allocated to the eligible investment company funds, as announced from time to time by the Committee. Each Participant shall have the right to change the investment allocation of his contributions and his accumulated account balance, in accordance with rules and procedures as announced from time to time by the Committee, provided changes are subject to any limitations imposed on the right of exchange by the investment media.

     5.2 The Employer's contributions and any forfeitures for each Plan Year shall be credited to the Employer Contribution Accounts of Participants who are employed by the Employer on the Anniversary Date and allocated in the proportion that the Plan Compensation of each Participant bears to the total Plan Compensation of all Participants for such Plan Year. A Participant who terminates employment on the Anniversary Date shall be treated as employed by the Employer on the Anniversary Date. All voluntary contributions made by a Participant prior to August 1, 1991 shall be credited to his Participant Contribution Account.

     5.3 As of the Anniversary Date, each Participant's Employer Contribution Account and his Participant Contribution Account shall be valued at its fair market value. For the purposes of paying benefits to a Participant, his accounts shall be valued on the most recent Valuation Date as determined by the Administrative Committee.

     5.4 Income when earned less expenses, if any, when charged, shall be credited to or charged against each Participant's account, in accordance with the self-directed investments selected by the Participant.

     5.5 The Committee shall, as of each Anniversary Date, determine the total amount of forfeitures which accrued during the Plan Year and shall add the forfeited amount to the Employer's annual contribution for the purposes of reallocation to the remaining Participants as provided in Section 5.2.

     5.6 Any allocation made and credited to the account of a Participant under this Article shall not cause such Participant to have any right, title or interest in or to any assets of the Trust Fund except at the time or times, and under the terms and conditions, expressly provided for in this Plan.

     5.7 (a) In the case of a contribution to the Plan which is made by the Employer because of a mistake of fact, the Employer may, within one year after the payment of such contribution, withdraw such contribution from the Trust Fund.

     (b) Employer contributions to the Plan are expressly conditioned on the deductibility of such contributions under Section 404 of the Code. To the extent such contributions are disallowed, the Employer may, within one year of the disallowance of the deduction, withdraw such contribution from the Trust Fund.

                                   ARTICLE VI

                              RETIREMENT BENEFITS
                              -------------------
     6.1 Upon attaining Normal Retirement Date, a Participant shall have a fully vested and nonforfeitable right to his entire Employer Contribution Account and shall be entitled to retire and upon so retiring shall be entitled to the commencement of the payment of his benefits, consisting of the balance of his accounts, in accordance with the method of payment elected pursuant to Article X.

     6.2 A Participant who retires after his Normal Retirement Date shall continue to be a Participant in the Plan until his actual retirement and shall be eligible to share in the allocation of Employer contributions as provided in
Section 5.2.


                                  ARTICLE VII

                              DISABILITY BENEFITS
                              -------------------
     7.1 If the employment of a Participant has been terminated prior to his retirement date because of Total and Permanent Disability, such Participant shall be entitled to receive his entire Participant Contribution Account and his entire Employer Contribution Account in accordance with the manner elected under
Article X.

     7.2 Upon a Participant's cessation of Total and Permanent Disability and upon his return to work for Employer before all of his account has been distributed, no further payments shall be made therefrom by reason of the disability. A Participant shall have no right or obligation to repay any amount distributed to him pursuant to Section 7.1.


                                  ARTICLE VIII

                                 DEATH BENEFITS
                                 --------------
     8.1 Notwithstanding anything stated in the Plan to the contrary, if a Participant dies prior to receiving the entire nonforfeitable amount credited to his accounts, all such undistributed nonforfeitable amounts shall be paid to the Participant's surviving spouse, unless there is no surviving spouse or the surviving spouse consents in writing to the payment of death benefits to another Beneficiary. A spouse's consent must satisfy the following requirements:

     (a) the consent must be in writing;

     (b) the consent must be witnessed by a member of the Administrative Committee or a notary public;

     (c) the consent must approve a designation of a specific Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed without spousal consent, or the spouse expressly permits designations by the Participant without any further spousal consent; and

     (d) the consent acknowledges the effect of the Participant's designation of Beneficiary. If a consent permits designations by the Participant without any requirement of further consent by such spouse, it must acknowledge that the spouse has the right to limit consent to a specific Beneficiary and that the spouse voluntarily elects to relinquish such right.

     Written consent of a spouse need not be obtained if the Participant establishes to the satisfaction of the Committee that there is no spouse or that the spouse cannot be located. Any such designation may be changed from time to time by the Participant by filing a new designation with the Committee, provided the spousal consent requirements above are satisfied.

     8.2 Each Participant may file with the Committee a designation of Beneficiary to receive amounts payable under this Plan upon his death. The designation may be changed from time to time by the Participant, except that a married Participant may not name a Beneficiary other than his spouse without a written consent which satisfies the requirements of Section 8.1. If no designation has been filed, or all designated Beneficiaries have predeceased the Participant, then any amounts payable shall be paid to his surviving spouse. If there is no surviving spouse, any amounts payable shall be paid to his estate.

     8.3 If at, after or during the time when a benefit is payable to any Beneficiary, the Administrative Committee, upon request of the Trustee or at its own instance, mails by registered or certified mail to the Beneficiary at the Beneficiary's last known address a written demand for his then address, or for satisfactory evidence of his continued life or both, and, if the Beneficiary shall fail to furnish the information to the Committee within 3 years from the mailing of the demand, then the Committee shall distribute the remaining benefits to the Beneficiary next entitled thereto under Section 8.3 above as if the Beneficiary designated by the Participant or Section 8.3 were then deceased.

                                   ARTICLE IX

                         OTHER SEPARATION FROM SERVICE
                         -----------------------------
     9.1 (a) If a Participant separates from service other than under Articles VI, VII or VIII, he shall be entitled to receive a lump sum distribution of his entire Participant Contribution Account and his entire nonforfeitable Employer Contribution Account. Such distribution shall be made upon the written request of the Participant and shall be made as soon as practicable following the Participant's separation from service, but not later than the close of the second Plan which such separation occurs.

     (b) If the non-forfeitable portion of the Participant's Employer Contribution Account and his Participant Contribution Account exceeds $3500 (or ever exceeded $3500 at the time of an earlier distribution), and the Participant does not consent in writing to receive a lump sum distribution of his accounts by the close of the second Plan Year following his separation from service, no distribution shall be made to the Participant until he attains his Normal Retirement Date. Regardless of whether the Participant consents in writing, if the non-forfeitable portion of the Participant's Employer Contribution Account and Participant Contribution Account does not exceed $3500 (or did not exceed $3500 at the time of a prior distribution), a lump sum distribution shall be made to the Participant of the entire value of the non-forfeitable portion of his accounts not later than the end of the second Plan Year following his separation from service.

     (c) If a distribution is made to the Participant of the nonforfeitable portion of his Employer Contribution Account upon his separation from service, the non-vested portion of his Account, if any, will be treated as a forfeiture and reallocated to remaining Participants as provided in Section 5.2. If the Participant does not receive a distribution of his Employer Contribution Account upon his separation from service, such Account shall be held for the Participant until he attains Normal Retirement Date and the non-vested portion of the Account shall be treated as a forfeiture when the Participant sustains five consecutive One Year Breaks in Service.

     (d) In the event a Participant who is less than fully vested in his Employer Contribution Account receives a distribution of his vested interest in such Account upon his separation from service, and such Participant subsequently returns to employment of the Employer, the Participant's Employer Contribution Account will be restored to the value of the Account on the date of the distribution if the Participant repays to the Trustees the full amount of such distribution before the earlier of five consecutive One-Year Breaks in Service or five years after the Participant's date of reemployment. Restoration of the forfeited amount of a Participant's Account shall be made from forfeitures or Employer contributions.

     9.2 (a) In the event a Participant separates from service with the Employer for reasons other than retirement, disability, death or a layoff by the Employer, he shall have a nonforfeitable right to the amount credited to his Employer Contribution Account in accordance with the following schedule:

     Completed Years of Service                              Percentage
     --------------------------                              ----------
      At least                   But less than
        0                              1                         0%
        1                              2                        20%
        2                              3                        40%
        3                              4                        60%
        4                              5                        80%
        5 or more                                              100%

     (b) A Participant shall have a wholly vested and nonforfeitable right to his Employer Contribution Account upon separation from service on account of retirement on or after the Normal Retirement Date, Total and Permanent Disability, death while in the employ of the Employer or layoff by the Employer. For purposes of this Section 9.2, the term "layoff" shall mean any involuntary separation from service other than separation due to cause. If a Participant separates from service with the Employer, the non-vested portion of his Employer Contribution Account, if any, shall be forfeited upon the death of the Participant.

     (c) If the Employer amends the Plan in a manner which directly or indirectly affects the computation of a Participant's nonforfeitable percentage, each Participant who completes an Hour of Service in any Plan Year beginning after December 31, 1988 and who has at least three Years of Service may elect after the adoption of such amendment to have his nonforfeitable interest computed under the Plan without regard to such amendment. The period during which the election may be made shall commence the day the amendment is adopted and shall end on later of:

     (i) sixty (60) days after the amendment is adopted;

     (ii) sixty (60) days after the amendment becomes effective; or

     (iii) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or the Committee.

     9.3 (a) In the case of a Participant who has a Break in Service, Years of Service completed before such Break shall not be counted until the Participant has completed a Year of Service for the purpose of determining his nonforfeitable percentage of the amount credited to his Employer Contribution Account after such Break in Service.

     (b) Years of Service completed on reemployment and after separation from service with the Employer in connection with which he has five consecutive One Year Breaks in Service shall not be counted for purposes of determining such Participant's nonforfeitable percentage right to amounts credited to his Employer Contribution Account before such Break in Service.


                                   ARTICLE X

                               METHOD OF PAYMENT
                               -----------------
     10.1 At the request of a Participant, the form of benefit payments may be one of the following in cash:

     (a) in a lump sum payment; or

     (b) in periodic, monthly, quarterly, semi-annual or annual installments over a period certain not exceeding the Participant's life expectancy or the joint life expectancy of the Participant and his designated Beneficiary. If periodic installments are to be paid, a Participant's account shall be invested in the investment company funds available under the Plan as designated by the Participant.

     If periodic installments are paid over the life expectancy of the Participant or joint life expectancy of the Participant and a designated Beneficiary, a Participant may elect, prior to the time distributions begin, whether or not to have his life expectancy and his Beneficiary's life expectancy (if the Beneficiary is his spouse) annually recalculated. In the absence of such election, life expectancies will not be recalculated.

     10.2 In no event shall payments of benefits under this Plan commence later than sixty (60) days after the close of the Plan Year in which the latest of the following events occur:

     (a) the Participant attains age sixty-five (65); or

     (b) the Participant completes ten years of participation in the Plan; or

     (c) the termination of the Participant's service with the Employer.

     10.3 (a) Notwithstanding the other requirements of this Plan, distributions on behalf of any Participant, including a five percent (5%) owner, may be made in accordance with all of the following requirements (regardless of when such distribution commences):

     (i) The distribution by the Trust Fund is one which would not have disqualified such Trust under Section 401(a)(9) of the Code as in effect prior to amendment by the Deficit Reduction Act of 1984.

     (ii) The distribution is in accordance with a method of distribution designated by the Participant whose interest is being distributed or, if the Participant is deceased, by a Beneficiary of such Participant.

     (iii) Such designation was in writing, was signed by the Participant or the Beneficiary, and was made before January 1, 1984.

     (iv) The Participant had accrued a benefit under the Plan as of December 31, 1983.

     (v) The method of distribution designated by the Participant or the Beneficiary specifies the time at which distribution will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant's death, the Beneficiaries of the Participant listed in order of priority.

     (b) A distribution upon death will not be covered by this Section unless the information in the designation contains the required information described above with the respect to the distributions to be made upon the death of the Participant.

     (c) For any distribution which commenced before January 1, 1984, but continues after December 31, 1983, the Participant, or the Beneficiary, to whom such distribution is being made, will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in subsections (a)(i) and (v) above.

     (d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Section 401(a)(9) of the Code. Any changes in the designation will be considered to be revocation of the designation. However, the mere substitution or addition of another Beneficiary (one not named in the designation) under the designation will not be considered to be revocation of the designation, so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, either directly or indirectly (for example, by altering the relevant measuring life).

     10.4 Required Distributions. All distributions required under this Section
10.4 shall be determined and made in accordance with the proposed regulations under Section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the proposed regulations.

     (a) Required beginning date. The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant's required beginning date.

     (b) Limits on Distribution Periods. As of the first distribution calendar year, distributions, if not made in a single-sum, may only be made over one of the following periods (or a combination thereof):

     (1) a period certain not extending beyond the life expectancy of the Participant, or

     (2) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated beneficiary.

     (c) Determination of amount to be distributed each year. If the Participant's interest is to be distributed in other than a single sum, the following minimum distribution rules shall apply on or after the required beginning date:

     (1) If a Participant's benefit is to be distributed over (i) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's designated beneficiary or (ii) a period not extending beyond the life expectancy of the designated beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first distribution calendar year, must at least equal the quotient obtained by dividing the Participant's benefit by the applicable life expectancy.

     (2) For calendar years beginning before January 1, 1989, if the Participant's spouse is not the designated beneficiary, the method of distribution selected must assure that at least fifty percent (50%) of the present value of the amount available for distribution is paid within the life expectancy of the Participant.

     (3) For calendar years beginning after December 31, 1988, the amount to be distributed each year, beginning with distributions for the first distribution calendar year, shall not be less than the quotient obtained by dividing the Participant's benefit by the lesser of (1) the applicable life expectancy or (2) if the Participant's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Section 1.401(a)(9)-2 of the proposed regulations. Distributions after the death of the Participant shall be distributed using the applicable life expectancy in (c)(i)(A) above as the relevant divisor without regard to proposed regulations Section 1.401(a)(9)-2.

     (4) The minimum distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

     (d) Death Distribution Provisions.

     (1) Distribution beginning before death. If the Participant dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

     (2) Distribution beginning after death. If the Participant dies before distribution of his or her interest begins, distribution of the Participant's entire interest shall be completed by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant's death except to the extent that the Participant or his designated beneficiary elects to receive distributions in accordance with (i) or (ii) below:

     (i) if any portion of the Participant's interest is payable to a designated beneficiary, distributions may be made over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died;

     (ii) if the designated beneficiary is the Participant's surviving spouse, the date distributions are required to begin in accordance with (i) above shall not be earlier than the later of (1) December 31 of the calendar year immediately following the calendar year in which the Participant died and (2) December 31 of the calendar year in which the Participant would have attained age 70 1/2.

     If the Participant has not made an election pursuant to Section 10.4(d)(2) by the time of his or her death, the Participant's designated beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distributions would be required to begin under this
Section 10.4(d), or (2) December 31 of the calendar year which contains the fifth (5th) anniversary of the date of death of the Participant. If the Participant has no designated beneficiary, or if the designated beneficiary does not elect a method of distribution, distribution of the Participant's entire interest must be completed by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant's death.

     (3) For purposes of Section 10.4(d)(2) above, if the surviving spouse dies after the Participant, but before payments to such spouse begin, the provisions of Section 10.4(d)(2), with the exception of subparagraph (ii) therein, shall be applied as if the surviving spouse were the Participant.

     (4) For purposes of Section 10.4(d), distribution of a Participant's interest is considered to begin on the Participant's required beginning date (or, if Section 10.4(d)(3) above is applicable, the date distribution is required to begin to the surviving spouse pursuant to Section 10.4(d)(3) above).

     (e) Definitions.

     (1) Applicable life expectancy. The life expectancy (or joint and last survivor expectancy) calculated using the attained age of the Participant (or designated beneficiary) as of the Participant's (or designated beneficiary's) birthday in the applicable calendar year reduced by one for each calendar year which has elapsed since the date life expectancy was first calculated. If life expectancy is being recalculated, the applicable life expectancy will be the life expectancy as so recalculated. The applicable calendar year shall be the first distribution calendar year and if life expectancy is being recalculated, such succeeding calendar year.

     (2) Designated beneficiary. The individual who is designated as the beneficiary under the Plan in accordance with Section 401(a)(9) and the proposed regulations thereunder.

     (3) Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant's required beginning date. For distributions beginning after the Participant's death, the first distribution calendar year is the calendar year in which distributions are required to begin pursuant to Section 10.4(d) above.

     (4) Life expectancy. Life expectancy and joint and last survivor expectancy are computed by use of the expected return multiples in Tables V and VI of
Section 1.72-9 of the income tax regulations. Unless otherwise elected by the Participant by the time distributions are required to begin, life expectancies shall not be recalculated annually. Such election shall be irrevocable as to the Participant (or spouse) and shall apply to all subsequent years. The life expectancy of a nonspouse designated beneficiary may not be recalculated. A spousal designated beneficiary may not elect to have his or her life expectancy recalculated with respect to any distribution paid pursuant to Section 10.4(d)(2).

     (5) Participant's benefit.

     (i) The Participant's account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date.

     (ii) For purposes of paragraph (i) above, if any portion of the minimum distribution for the first distribution calendar year is made in the second distribution calendar year on or before the required beginning date, the amount of the minimum distribution made in the second distribution calendar year shall be treated as if it had been made in the immediately preceding distribution calendar year.

     (6) Required beginning date.

     (i) General rule. The required beginning date of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70 1/2.

     (ii) Transitional rules. The required beginning date of a Participant who attains age 70 1/2 before January 1, 1988, shall be determined in accordance with (A) or (B) below:

     (A) Non-five (5)-percent owners. The required beginning date of a Participant who is not a five (5)-percent owner is the first day of April of the calendar year following the calendar year in which the later of retirement or attainment of age 70 1/2 occurs.

     (B) Five (5)-percent owners. The required beginning date of a Participant who is a five (5)-percent owner during any year beginning after December 31, 1979, is the first day of April following the later of:

     (I) the calendar year in which the Participant attains age 70 1/2, or

     (II) the earlier of the calendar year with or within which ends the Plan Year in which the Participant becomes a five (5)-percent owner, or the calendar year in which the Participant retires.

     The required beginning date of a Participant who is not a five (5)-percent owner who attains age 70 1/2 during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

     (iii) Five (5)-percent owner. A Participant is treated as a five
(5)-percent owner for purposes of this section if such Participant is a five
(5)-percent owner as defined in Section 416(i) of the Code (determined in accordance with Section 416 but without regard to whether the Plan is top-heavy) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66 1/2 or any subsequent Plan Year.

     (iv) Once distributions have begun to a five (5)-percent owner under this section, they must continue to be distributed, even if the Participant ceases to be a five (5)-percent owner in a subsequent year.

     10.5 Restrictions on Distributions Prior to Normal Retirement Date. If the value of a Participant's vested account balance exceeds (or at the time of any prior distribution exceeded) $3,500, the Participant must consent to any distribution made to him before he attains the Normal Retirement Date. The consent of the Participant shall be obtained in writing within the 90-day period ending on the date benefits are paid. The Committee shall notify the Participant of his right to defer any distribution until the Participant attains the Normal Retirement Date (or would have attained the Normal Retirement Date if not deceased). Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Section 417(a)(3) of the Code below, and shall be provided no less than 30 days and no more than 90 days prior to the date benefits are paid. The consent of the Participant shall not be required to the extent that a distribution is required to satisfy Sections 401(a)(9) or 415 of the Code. A distribution may be paid to the Participant less than 30 days after the notice described in this Section 10.5 is given to him, provided that the Administrative Committee clearly informs the Participant that he has the right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect the distribution and the Participant, after receiving the notice, affirmatively elects to receive a distribution. In addition, subject to Section 10.7, upon termination of this Plan, the Participant's entire account balance may be distributed without the Participant's consent to the Participant or transferred to another defined contribution plan (other than an employee stock ownership plan, as defined in Section 4975(e)(7) of the Code) within the same controlled group as the Employer.

     10.6 Withdrawals upon Attainment of Age 59-1/2. Upon the attainment of age 59-1/2, a Participant who is fully vested in his Employer Contribution Account will be entitled to withdraw once a Plan Year all or any portion of his account balance in a single sum. Any withdrawal by a Participant under this Section 10.6 will be made only after the Participant files a written request with the Administrative Committee pursuant to such terms and conditions as the Committee may prescribe.

     10.7 Direct Rollovers

     (a) This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrative Committee to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     (b) Definitions.

     (i) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

     (ii) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

     (iii) Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

     (iv) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.


                                   ARTICLE XI

                             ADMINISTRATION OF PLAN
                             ----------------------
     11.1 (a) This Plan shall be administered by a Committee which shall consist of not less than two nor more than five members.

     (b) The Committee shall serve without compensation from the Plan. Vacancies may be filled by the Chief Executive Officer of Delaware Group Delaware Fund, Inc. on an interim basis, until action to fill the vacancy is taken by the Board of Directors of Delaware Group Delaware Fund, Inc.

     (c) The Committee:

     (1) shall act by affirmative vote of a majority of its members at a meeting called with five days notice or in writing without a meeting;

     (2) shall appoint a Secretary who may be but need not be one of its own members. He shall keep complete records of the administration of the Plan;

     (3) may authorize each and any one of its members to perform routine acts and to sign documents on its behalf.

     11.2 The Committee may appoint such persons or committees, employ such attorneys, agents, accountants, investment managers, consultants, actuaries, and other specialists as it deems necessary or desirable to advise or assist it in the performance of its duties hereunder and the Committee may rely upon their respective written opinions or certificates. To the extent such persons are empowered by written notification from the Committee to perform duties defined in ERISA as fiduciary duties, such empowerment shall constitute a delegation of fiduciary responsibility for purposes of determining the co-fiduciary liability under ERISA. The Committee shall review the performance of any such persons periodically.

     11.3 Administration of the Plan shall consist of interpreting and carrying out the provisions of this Plan. The Committee shall determine the eligibility of Employees to participate in this Plan, their rights while Participants in this Plan and the nature and amount of benefits to be received therefrom. The Committee shall decide any disputes which may arise under this Plan and the Trust Agreement. The Committee may provide rules and regulations for the administration of the Plan consistent with its terms and provisions. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Committee shall be final and conclusive for all Plan purposes. The Committee shall have the discretionary authority to determine eligibility for benefits and to construe the terms of the Plan.

     11.4 (a) The Committee shall prescribe a form for the presentation of claims under the terms of this Plan and/or Trust Agreement.

     (b) Upon presentation to the Committee of a claim on the prescribed form, the Committee shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Committee shall furnish to the claimant within 90 days after the receipt of the claim a written notice setting forth the following:

     (1) The specific reason or reasons for the denial;

     (2) Specific reference to pertinent provisions of the Plan on which the denial is based;

     (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

     (4) Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.

     (c) In the event of a denial of a claim, the claimant or his duly authorized representative may appeal such denial to the Committee for a full and fair review of the adverse determination. Claimant's request for review must be in writing and made to the Committee within 60 days after receipt by claimant of the written notification required under Section 11.4(b); provided, however, such 60 day period shall be extended if circumstances so warrant. Claimant or his duly authorized representative may submit issues and comments in writing which shall be given full consideration by the Committee in his review.

     (d) The Committee may, in its sole discretion, conduct a hearing. A request for a hearing made by claimant will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

     (e) A decision on a request for review shall be made by the Committee not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120 days after receipt of such request. If it is necessary to extend the period of time for making a decision beyond 60 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension.

     (f) The Committee's decision on review shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be promptly provided to the claimant. If the decision on review is not furnished in accordance with the foregoing, the claim shall be deemed denied on review.

     11.5 The Committee shall have the power to allocate its responsibilities among its several members, except that all matters involving the hearing of and decision on the claims and the review of the determination of benefits shall be made by the full Committee; provided, however, that no member of the Committee shall participate in any matter relating solely to himself.

     11.6 To the extent required by law, the Committee shall give notice in writing to all interested parties of any amendment of this Plan and/or Trust Agreement and of any application to any government agency for any determination of the effect of any such amendment on the Plan within the jurisdiction of that agency.

     11.7 (a) The Committee shall administer the Plan and the Trust Agreement forming a part thereof under uniform rules of general application.

     (b) The Committee or any member thereof:

     (1) May serve under the Plan and/or the Trust Agreement in one or more fiduciary capacities, as that term is defined in ERISA; and

     (2) May resign by giving written notice thereof to the Chief Executive Officer of Delaware Group Delaware Fund, Inc. not less than fifteen (15) days before the effective date of such resignation; and

     (3) May be removed at any time, without cause, by the Board of Directors of Delaware Group Delaware Fund, Inc.


                                  ARTICLE XII

                AMENDMENT, CONSOLIDATION, MERGER OR TERMINATION
                -----------------------------------------------
     12.1 Delaware Group Delaware Fund, Inc. may amend the Plan and the Trust Agreement in any manner and at any time by action of its Board of Directors; provided, however, that no amendment shall deprive any Participant or his Beneficiary of any vested interest he may have hereunder unless the amendment is for the purpose of conforming the Plan to the requirements of the Code or any other applicable law. No amendment which affects the rights, responsibilities or duties of the Trustee may be made without the Trustee's written consent. No amendment shall be made to the Plan which has the effect of eliminating or reducing an early retirement benefit or a retirement-type subsidy, eliminating an optional form of benefit or decreasing a Participant's account balance with respect to benefits attributable to service before the amendment. Further, if the vesting schedule of the Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his Employer derived account balance will not be less than his percentage computed under the Plan without regard to such amendment.

     12.2 Any Participant on the effective date of an amendment who is not actively participating in the Plan on such effective date shall not benefit from an amendment unless otherwise required by law or unless such amendment is specifically made applicable to such Participant.

     12.3 In the event of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant shall be entitled to a benefit after the merger, consolidation or transfer (if the Plan then terminated) which is not less than the benefits he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

     12.4 The Employer intends to continue the Plan indefinitely but reserves the right to discontinue contributions, terminate or partially terminate the Plan at any time. In the event of a complete discontinuance of contributions, termination or partial termination of the Plan, the interests of all Participants affected shall become nonforfeitable. Upon termination of the Plan, the Employer shall in its complete discretion notify the Trustee to either hold all assets of the Trust Fund and make payments in accordance with the terms of the Plan or distribute to each Participant his net account balance in a lump sum payment in cash or kind. The Employer's contribution to the Trust Fund or the income thereof shall not be paid to, or shall not revert to Employer and shall not be used for any purpose other than the exclusive benefit of the Participants or their Beneficiaries.


                                  ARTICLE XIII

                                 MISCELLANEOUS
                                 -------------
     13.1 To the extent permitted by law, it is a condition of the Plan that the benefits provided hereunder shall not be subject to assignment, anticipation, alienation, attachment, levy or transfer, and any attempt to do so shall not be recognized. The preceding sentence shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order as defined in Section 414(p) of the Code. If provided by the terms of a qualified domestic relations order, a distribution of benefits may be made from the Plan to the alternate payee under such order in a single lump sum as soon as practicable following the determination by the Administrative Committee that the order constitutes a qualified domestic relations order. Payment of benefits may be made to the alternate payee even though the Participant identified in the order has not attained the earliest retirement age under the Plan. For purposes of this Section 13.1, the "earliest retirement age" means the earlier of (i) the date in which the Participant is entitled to a distribution under the Plan or (ii) the later of the date the Participant attains age 50 or the earliest date on which the Participant would begin receiving benefits if the Participant separated from service.

     13.2 Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of Employer or to interfere with the right of the Employer to discharge any Employee at any time, nor shall it be deemed to give the Employer the right to require any Employee to remain in its employ, nor shall it interfere with the Employee's right to terminate his employment at any time.

     13.3 All expenses incurred by the Trustees in the administration of the Fund, including but not limited to the compensation of counsel, accountants, Trustees, other agents or fiduciaries, shall be charged against the Employer, unless otherwise paid by the Fund.

     13.4 This Plan shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent superseded by ERISA as in effect from time to time.


                                  ARTICLE XIV

                                     LOANS
                                     -----
     14.1 The Committee, in its sole discretion, may direct the Trustees to make a loan to a Participant, who is a party-in-interest, as defined in Section 3(14) of ERISA, from the Participant's account balance upon receipt of a written request from the Participant. The total amount of any such loan (when added to the outstanding balance of all other loans to the Participant under the Plan or any other qualified plan of the Employer) shall not exceed the lesser of $50,000 or 50% of the Participant's vested account balance. The $50,000 limitation shall be reduced by the excess, if any, of the highest outstanding balance of loans to the Participant from the Plan during the one-year period ending on the day before the date on which such loan was made over the outstanding balance of loans from the Plan to the Participant on the date that such loan was made.

     14.2 A request by a Participant for a loan shall be made in writing to the Committee and shall specify the amount of the loan. The terms and conditions on which the Committee shall approve loans under the Plan shall be applied on a reasonably equivalent basis with respect to all Participants. If a Participant's request for a loan is approved by the Committee, the Committee shall furnish the Trustees with written instructions directing the Trustees to make the loan in a lump sum payment of cash to the Participant. In making any loan payment under this Article XIV, the Trustees shall be fully entitled to rely on the instructions furnished by the Committee, and shall be under no duty to make any inquiry or investigation with respect thereto.

     14.3 Loans shall be made on such terms and subject to such limitations as the Committee may prescribe from time to time, provided that any such loan shall be evidenced by a written note, shall bear a reasonable rate of interest on the unpaid principal thereof, shall be adequately secured, and shall be repaid by the Participant over a period not to exceed five years.
                                 -34-

     14.4 Any loan to a Participant under the Plan shall be secured by the pledge of not more than 50% percent of the Participant's right, title and interest in his vested account balance. Such pledge shall be evidenced by the execution of a promissory note by the Participant.

     14.5 The Committee shall have the sole responsibility for insuring that a Participant timely makes all loan repayments, and for notifying the Trustees in the event of any default by the Participant on the loan. Each loan repayment shall be paid to the Trustees, and shall be accompanied by written instructions from the Committee that identifies the Participant on whose behalf the loan repayment is being made. Repayment of loans shall be made solely by means of payroll deductions, or such other manner approved by the Committee.

     14.6 In the event of a default by a Participant on a loan repayment, all remaining principal payments on the loan shall be immediately due and payable. The Committee shall be authorized (to the extent permitted by law) to take any and all actions necessary and appropriate to enforce collection of an unpaid loan. However, in the event of a default, foreclosure on the note and attachment of security will not occur until a distributable event occurs under the Plan.

     14.7 Upon the occurrence of a Participant's retirement or death, or earlier distribution of benefits, the unpaid balance of any loan, including any unpaid interest, shall be deducted from any payment or distribution from the Trust Fund to which such Participant or his Beneficiary may be entitled and his vested interest in his account shall be reduced.

     14.8 A loan to a Participant shall be considered an investment of the separate account(s) of the Participant from which the loan is made. All loan repayments shall be credited to such separate account(s) and reinvested in the investment company fund designated by the Participant.

     14.9 A loan may not be made to a Participant who owns (or is considered as owning within the meaning of Section 318(a)(1) of the Internal Revenue Code) more than 5% of the outstanding stock of the Employer.

     14.10 For loans granted or renewed on or after the last day of first Plan Year beginning on or after January 1, 1989, the Committee shall issue written loan guidelines, which shall form part of the Plan, describing the procedures and conditions for making loans, and may revise those guidelines at any time, and for any reason.

                                   ARTICLE XV

                           LIMITATIONS ON ALLOCATIONS
                           --------------------------
     15.1 The provisions of this Article XV shall be effective for limitation years beginning after December 31, 1986.

     (a) Notwithstanding any provisions of this Plan to the contrary, the annual additions which may be credited to a Participant's account for any limitation year will not exceed the lesser of the maximum permissible amount or any other limitation contained in this Plan.

     (b) As soon as is administratively feasible after the end of the limitation year, the maximum permissible amount for the limitation year will be determined on the basis of the Participant's actual compensation for the limitation year.

     (c) In the event that it is determined that because of the allocation of forfeitures, a reasonable error in estimating a Participant's annual compensation or under other limited facts and circumstances permitted by the Commissioner of the Internal Revenue Service, if there is an excess amount the excess will be disposed of as follows:

     (1) If the Participant is covered by the Plan at the end of the limitation year, the excess amount shall be used to reduce employer contributions (including any allocation of forfeitures) for such Participant in the next limitation year, and each succeeding limitation year if necessary;

     (2) If the Participant is not covered by the Plan at the end of the limitation year, the excess amount will be held unallocated in a suspense account. The suspense account will be applied to reduce future employer contributions (including allocation of any forfeitures) for all remaining Participants in the next limitation year, and each succeeding limitation year if necessary;

     (3) If a suspense account is in existence at any time during the limitation year pursuant to this Section, it will not participate in the allocation of investment gains and losses. The entire amount allocated to Participants from a suspense account, including any such gains or other income or less any losses is considered an annual addition.

     (d) For the purpose of applying the limitations under this Article, all defined contribution plans maintained by the employer are to be considered as a single plan.

     15.2 Definitions. For purposes of this Article only, the following definitions and rules of interpretation will apply:

     (a) "annual additions" -- The sum of the following amounts credited to a Participant's account for the limitation year:

     (1) employer contributions;

     (2) forfeitures;

     (3) voluntary Employee contributions;

     (4) amounts allocated after March 31, 1984, to an individual medical account, as defined in Section 415(1)(1) of the Code, which is part of a pension or annuity maintained by the employer;

     (5) amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund as defined in Section 419(e) of the Code, maintained by the employer; and

     (6) excess amounts applied under this Article in the limitation year to reduce employer contributions.

     (b) "compensation" -- a Participant's earned income, wages, salaries, and fees for professional services and other amounts received (without regard to whether an amount is paid in cash) for personal services actually rendered in the course of employment with the employer to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements and expense allowances), and excluding the following:

     (1) Employer contributions to a plan of deferred compensation which are not includable in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

     (2) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

     (3) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

     (4) Other amounts which received special tax benefits, or contributions made by the employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Code (whether or not the amounts are actually excludable from the gross income of the Employee); and

     (5) Any contribution for medical benefits (within the meaning of Section 419A(f)(2) of the Code) after separation from service which is otherwise treated as an annual addition; and

     (6) Any amount otherwise treated as an annual addition under Section 415(i)(1) of the Code.

     For purposes of applying the limitations of this Article, compensation for a limitation year is the compensation actually paid or includable in gross income during such year.

     Notwithstanding the preceding sentence, compensation for a Participant who is permanently and totally disabled (as defined in Section 37(e)(3) of the Code) is the compensation such Participant would have received for the limitation year if the Participant had been paid at the rate of compensation paid immediately before becoming permanently and totally disabled; such imputed compensation for the disabled Participant may be taken into account only if the Participant is not an officer, an owner, or highly compensated, and contributions made on behalf of such Participant are nonforfeitable when made.

     (c) "employer" -- The Employer that adopts this Plan, and all members of a controlled group of corporations (as defined in Section 414(b) of the Code as modified by Section 415(h) of the Code), all commonly controlled trades or businesses (as defined in Section 414(c) of the Code as modified by Section 415(h) of the Code), or affiliated service groups (as defined in Section 414(m) of the Code) of which the adopting Employer is a part.

     (d) "excess amount" -- The excess of the Participant's annual additions for the limitation year over the maximum permissible amount.

     (e) "limitation year" -- Effective April 2, 1989, the twelve-month period beginning April 2 and ending April 1. Prior to April 2, 1989, the limitation year is the twelve-month period from November 1 through the following October 31, except the limitation year beginning November 1, 1988 shall end April 1, 1989.

     (f) "maximum permissible amount" -- The lesser of $30,000 (or, if greater, 1/4 of the dollar limitation in effect under Section 415(b)(1)(A) of the Code) or twenty-five percent (25%) of the Participant's compensation for the limitation year.


                                  ARTICLE XVI

                        TOP HEAVY DEFINITIONS AND RULES
                        -------------------------------
     16.1 Key employee. An Employee or former Employee, (or the Beneficiary of such an Employee or former Employee) who at any time during the determination period was:

     (a) An officer of the Employer having an annual compensation greater than fifty percent (50%) of the amount in effect under Section 415(b)(1)(A) of the Code for any such Plan Year;

     (b) One of the ten Employees having annual compensation from the Employer of more than the limitation in effect under Section 415(c)(1)(A) of the Code and owning (or considered as owning within the meaning of Section 318 of the Code) the largest interests in the Employer;

     (c) A person owning (or considered as owning within the meaning of Section 318 of the Code) more than five percent (5%) of the outstanding stock of the Employer or stock possessing more then five percent (5%) of the total combined voting power of ail stock of the Employer, or

     (d) A person who has annual compensation from the Employer of more than $150,000 and who would be described in (c) hereof if one percent (1%) were substituted for five percent (5%).

For purposes of (a) above, no more than fifty (50) Employees (or, if lesser, the greater of three or ten percent of the Employees will be treated as officers.) For purposes of (b), if two Employees have the same interest in the Employer, the Employee having greater annual compensation from the Employer will be treated as having a larger interest. For purposes of this Article the term "compensation" shall have the same meaning as provided for in Article XV.

     The determination period is the Plan Year containing the determination date as defined in Section 16.8, and the four (4) preceding Plan Years. The determination of who is a key employee will be made in accordance with the rules and regulations under Section 416(i)(1) of the Code.

     16.2 Non-key employee. Any Employee who is not a key employee. In addition, any Beneficiary of a non-key employee will be treated as a non-key employee.

     16.3 Permissive aggregation group. The required aggregation group of plans plus any other plan or plans of the Employer, which considered as a group with the required aggregation group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

     16.4 Required aggregation group.

     (a) Each qualified plan of the Employer in which at least one key employee participates or participated at any time during the determination period (regardless of whether the plan has terminated), and

     (b) Any other qualified plan of the Employer which enables a plan described in (a) to meet the requirements of Sections 401 (a)(4) and 410 of the Code.

     16.5 Top-heavy plan. This Plan is top-heavy for any Plan Year if any of the following conditions exist;

     (a) If the top-heavy ratio for this Plan exceeds sixty percent (60%) and this Plan is not part of any required aggregation group or permissive aggregation group of plans.

     (b) If this Plan is part of a required aggregation group of plans but not part of a permissive aggregation group and the top-heavy ratio for the required aggregation group of plans exceeds sixty percent (60%).

     (c) If this Plan is a part of a permissive aggregation group of plans and the top-heavy ratio for the required aggregation group exceeds sixty percent (60%) and the top-heavy ratio for the permissive aggregation group exceeds sixty percent (60%).

     16.6 Super top-heavy plan. For any Plan Year in which this Plan would be a Top-Heavy Plan pursuant to Section 16.5 above if "ninety percent (90%)" were substituted for "sixty percent (60%)" at each place where "sixty percent (60%)" appears therein.

     16.7 Top-heavy ratio.

     (a) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and has not maintained any defined benefit plan which during the five (5) year period ending on the determination date has or has had accrued benefits, the top-heavy ratio for this Plan alone or for the required or permissive aggregation group as appropriate is a fraction, the numerator of which is the sum of the account balances of all key employees as of the determination date (including any part of any account balance distributed in the five (5) year period ending on the determination date), and the denominator of which is the sum of all account balances (including any part of any account balance distributed in the five (5) Year period ending on the determination date), both computed in accordance with
Section 416 of the Code and the regulations thereunder. Both the numerator and denominator of the top-heavy ratio are increased to reflect any contribution not actually made as of the determination date, but which is required to be taken into account on that date under Section 416 of the Code and the regulations thereunder.

     (b) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and maintains or has maintained one or more defined benefit plans which during the five (5) year period ending on the Determination Date has or has had any accrued benefits, the top-heavy ratio for any required or permissive aggregation group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all key employees determined in accordance with (2) above, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all key employees as of the determination date, and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all Participants, determined in accordance with (a) above, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Participants as of the determination dates, all determined in accordance with
Section 416 of the Code and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the top-heavy ratio are increased for any distribution of an accrued benefit made in the five year period ending on the determination date.

     (c) For the purposes of (a) and (b) above, the value of account balances and the present value of accrued benefits will be determined as of the most recent valuation date that falls within or ends with the twelve (12) month period ending on the determination date, except as provided in Section 416 of the Code and the regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant
(1) who is a non-key employee but who was a key employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the five (5) year period ending on the determination date will be disregarded. The calculation of the top-heavy ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the determination dates that fall within the same calendar year. If any individual has not received
                                      -41-
any compensation from any employer maintaining the plan (other than benefits under the Plan) at any time during the five (5) year period ending on the determination date, any accrued benefit for such individual (and the account of such individual) will not be taken into account.

     Effective for Plan Years beginning after December 31, 1986, the accrued benefit of a Participant other than a key employee shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

     16.8 Determination date. With respect to any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that Plan Year.

     16.9 Valuation date. The last day of the Plan Year.

     16.10 Present value. Present value will be based upon the interest and mortality rates specified in the Employer's defined benefit plan.

     16.11 Minimum Allocation.

     (a) If in any Plan Year the Plan is a Top Heavy Plan and the Employer does not maintain any qualified defined benefit plan in addition to this Plan, except as provided in (b) and (c) below, the Employer contributions and forfeitures allocated on behalf of any Participant who is a non-key employee will not be less than the lesser of three percent (3%) of such Participant's compensation or the largest percentage of Employer contributions and forfeitures, as a percentage of the first $200,000 of the key employee's compensation (as defined in Section 15.2(b)), and as limited by Section 401(a)(17) of the Code, allocated on behalf of any key employee for that year. The minimum allocation is determined without regard to any Social Security contributions. This minimum allocation will be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of the Participant's failure to complete 1,000 Hours of Service. The minimum allocation (if any) required under this paragraph (a) shall be made to this Plan only to the extent such allocation is not made for the Participant under any other defined contribution plan(s) maintained by the Employer.

     (b) In the event the Employer maintains a qualified defined benefit plan(s) in addition to this Plan, the Employer will provide a minimum allocation at least equal to five percent (5%) of compensation (as defined in Section 15.2(b)) to each non-key employee, entitled under (a) above to receive a minimum allocation, who is covered under this Plan and the qualified defined benefit plan(s). If this Plan enables a defined benefit plan to meet the requirements of
Section 401(a) or 410 of the Code, the minimum allocation described in (a) above must be at least three percent (3%) of a Participant's compensation, regardless of the largest percentage of Employer contributions and forfeitures of a key employee's compensation.

     (c) The provisions in (a) and (b) above will not apply to any Participant who was not employed by the Employer on the last day of the Plan Year.

     (d) The minimum allocation required under this Section 16.11 (to the extent required to be nonforfeitable under Section 416(b) of the Code) may not be forfeited under Sections 411(a)(3)(B) or 411(a)(3)(D) of the Code.

     IN WITNESS WHEREOF, Delaware Group Delaware Fund, Inc. has caused this amended and restated Plan, effective April 1, 1989, to be executed by its duly authorized officers and its corporate seal to be impressed hereon this 17th day of November, 1994.

Attest:                                   DELAWARE GROUP DELAWARE FUND, INC.



/s/ George M. Chamberlain, Jr.                   By: /s/Brian F. Wruble
------------------------------                       -------------------------
    George M. Chamberlain, Jr.                          Brian F. Wruble
    Senior Vice President/Secretary                     President and Chief
                                                        Executive Officer


                                      -43-